Exhibit 99.69

Press Release
Available for Immediate Publication: February 9, 2009

First National Bank of Northern California Reports Fourth Quarter 2008 Earnings of $0.31 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts: Tom McGraw, Chief Executive Officer (650) 875-4864 Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced operating earnings for the fourth quarter of 2008 of $939,000 or $0.31 per diluted share, compared to $1,698,000 or $0.54 per diluted share for the fourth quarter of 2007. Total consolidated assets as of December 31, 2008 were $660,957,000 compared to $644,465,000 as of December 31, 2007.

Financial Highlights: Fourth quarter, 2008
Consolidated Statement of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007

Interest income	$9,612	$10,851	$39,427	$42,290
Interest expense	2,619	3,611	11,507	13,657

Net Interest Income	6,993	7,240	27,920	28,633
Provision for loan losses	(1,455)	(180)	(3,045)	(690)
Non-interest income	1,876	1,061	5,043	4,300
Non-interest expense	6,400	5,855	25,344	23,182

Income before income taxes	1,014	2,266	4,574	9,061
Provision for income taxes	(75)	(568)	(611)	(2,382)

Net Earnings	$939	$1,698	$3,963	$6,679

Basic earnings per share	$0.31	$0.54	$1.29	$2.13
Diluted earnings per share	$0.31	$0.54	$1.28	$2.10

Average assets	$666,835	$647,740	$658,108	$623,391
Average equity	$67,270	$66,178	$67,488	$64,294
Return on average assets	0.56%	1.05%	0.60%	1.07%
Return on average equity	5.58%	10.26%	5.87%	10.39%
Efficiency ratio	72%	71%	77%	70%
Net interest margin	4.61%	4.86%	4.75%	5.05%
Average shares outstanding	3,032	3,118	3,077	3,139
Average diluted shares outstanding	3,036	3,131	3,099	3,173

Consolidated Balance Sheets
(In ‘000s)

	As of December 31, 2008	Year ended December 31, 2007

Assets:
Cash and cash equivalents	$14,865	$15,750
Securities available for sale	99,221	94,432
Loans, net	497,984	489,574
Premises, equipment and Leasehold improvements	13,030	13,686
Other real estate owned	3,557	440
Goodwill	1,841	1,841
Other assets	30,459	28,742

Total assets	$660,957	$644,465

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$179,688	$181,638
Savings and money market	179,382	181,276
Time	141,840	136,341

Total deposits	500,910	499,255
Federal Home Loan Bank advances	86,100	66,000
Federal funds purchased	—	5,595
Accrued expenses and other liabilities	5,798	7,070

Total liabilities	592,808	577,920
Stockholders’ equity	68,149	66,545

Total liabilities and stockholders’equity	$660,957	$644,465

Other Financial Information:
Allowance for Loan Losses	7,075	5,638
Nonperforming Assets	17,659	11,905
Total Gross Loans	505,059	495,212

          “During the fourth quarter of 2008, the effects of a national recession were never more apparent. In October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, which provided $700 billion to the U.S. Department of the Treasury and their Troubled Asset Repurchase Program (“TARP”). TARP, in turn, provided billions to our country’s largest national banks, AIG, General Motors, Chrysler, and numerous other companies that were in trouble. Throughout this turbulent time, First National Bank of Northern California has continued to perform well. Although our earnings have decreased year over year, management has taken actions to reduce costs and increase future earning opportunities while we maintain a capital structure that continues to be well capitalized,” stated Tom McGraw, Chief Executive Officer. During the fourth quarter of 2008, management recorded a provision for loan losses of $1,455,000 compared to $180,000 for the same period in 2007. For all of 2008, the provision for loan losses was $3,045,000, an increase of $2,355,000 when compared to 2007 levels. As a result of this increased provision, the allowance for loan losses increased to 1.40% of total loans, an increase of 23% over December 31, 2007 levels. Our assets grew by $16,492,000 or approximately 3% during 2008.

          “Net charge-offs during 2008 totaled $1,608,000 compared to $54,000 recorded during 2007. Management is committed to minimizing charge-off activity and maintaining our allowance for loan losses at prudent levels. The difficult credit environment that we experienced during the first three quarters of 2008 continued into the fourth quarter. During this time, however, First National Bank of Northern California has continued to operate profitably, paid consistent stockholder dividends and continued to lend and gather deposits locally. The management and the board of directors of FNB Bancorp and First National Bank of Northern California have demonstrated a commitment to customers and provided a safe, local banking experience for over 45 years. We are the family bank and we offer deposit and loan products that are tailored to your needs, whether as an individual, a business, or a local non-profit organization that serves our community,” added Tom McGraw. During 2008, the FOMC decreased short term market interest rates significantly, yet our Bank successfully maintained a net interest margin of 4.61% during the fourth quarter of 2008, which compares to 4.86% achieved during the same period in 2007.

          “During the fourth quarter of 2008, the Bank also realized a benefit on a death benefit claim related to bank owned life insurance policy of just over $750,000. This one time gain was not taxed and had the effect of increasing our 2008 fourth quarter earnings per share by approximately $0.25. Also during the fourth quarter of 2008, the Bank eliminated our Call Center and made other staff reductions in order to reduce our overhead structure. A total of nine employees were affected,” stated Tom McGraw.

          The Bank is well capitalized and is guided by an experienced board of directors and management team that has worked through difficult economic times in the past. For over forty-five years, First National Bank of Northern California, the family bank, has been dedicated to providing our customers and their families, our communities, and our stockholders a safe and sound local banking institution they can rely upon.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.